Exhibit 10.y

POLARIS INDUSTRIES INC.

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant:	SSN:

In accordance with the terms of the Polaris Industries Inc. 2007 Omnibus Incentive Plan (As Amended and Restated April 28, 2011) (the “Plan”), Polaris Industries Inc. (the “Company”) hereby grants to you, the Participant named above, an award of Performance Restricted Stock Units involving the number of such Units set forth in the table below. The terms and conditions of this Award are set forth in this Agreement, consisting of this cover page, the Award Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document which is enclosed herewith. Unless the context indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Maximum Number of Performance Restricted Stock Units Granted:

Grant Date:

Scheduled Vesting Date:	The date described in Section 4 of the Agreement

Performance Period:

Performance Goals:	See Exhibit A

All terms, provisions and conditions applicable to Performance Restricted Stock Unit Awards set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your receipt of this Performance Restricted Stock Unit Award.

POLARIS INDUSTRIES INC.

Agreed:

Michael W. Malone
Participant		Vice President-Finance and Chief Financial Officer
Attachments:	Award Terms and Conditions Exhibit A

Polaris Industries Inc.

2007 Omnibus Incentive Plan

(As Amended and Restated April 28, 2011)

Performance Restricted Stock Unit Award Agreement

Award Terms and Conditions

1.	Award of Performance Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of the number of Performance Restricted Stock Units identified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.	Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be null, void and ineffective. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Sections 4 and 5 unless and until the Units vest as provided in Section 4 or Section 9.

3.	No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

4.	Vesting of Units. Subject to Sections 5, 8 and 9 of this Agreement, the number of Units that have been earned during the Performance Period shall be eligible to vest as of the date (the “Scheduled Vesting Date”) the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, (ii) the number of Units that have been earned, and (iii) the number of Units that will vest, which certification shall occur no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended. The number of Units that you will be deemed to have earned during the Performance Period will be determined in accordance with Exhibit A. Any Units that do not vest as of the Scheduled Vesting Date will be forfeited, and your rights with respect to such unvested Units will terminate.

5.	Effect of Termination of Employment. If your employment with the Company and its Affiliates terminates for any reason prior to the Scheduled Vesting Date, all unvested Units shall immediately be forfeited, and all of your rights with respect to such unvested Units will terminate, except as provided in Sections 9 and 15.

6.

Settlement of Units. After any Units vest pursuant to Section 4 or Section 9, the Company shall, as soon as practicable, cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the shares shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, by the electronic delivery of the shares to a brokerage account you designate, or by the delivery of a stock certificate to you, and shall be subject to the tax withholding provisions of

Section 7 and compliance with all applicable legal requirements, including compliance with applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units.

7.	Tax Withholding. The Company will notify you of the amount of any federal, state or local withholding taxes that must be paid in connection with the vesting or settlement of the Units. The Company may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you. If the full amount of the withholding taxes cannot be recovered in this manner, you must promptly remit the deficiency to the Company upon the receipt of the Company’s notice. If you wish to satisfy some or all of such withholding taxes by delivering Shares you already own or by having the Company retain a portion of the Shares that would otherwise be issued to you in settlement of vested Units, you must make such a request in accordance with Section 19.2 of the Plan which shall be subject to approval by the Committee. The Company may withhold the delivery to you of any and all Shares to which you are otherwise entitled under this Agreement until and unless you have satisfied the applicable tax withholding obligations.

8.	Compensation Recovery. This Award and any Shares or cash received in settlement thereof shall be subject to (i) the Company’s Policy Regarding Executive Incentive Compensation Recoupment as in effect from time to time, including any amendments or revisions thereto adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and the rules promulgated by the Securities and Exchange Commission and the New York Stock Exchange thereunder; and (ii) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304 or if you knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct which resulted in material noncompliance by the Company with any financial reporting requirement under the securities laws and as a result of which the Company was required to prepare an accounting restatement.

9.	Change in Control. If a Change in Control of the Company occurs after the date hereof but before the Scheduled Vesting Date and while you continue to be employed by the Company or any of its Affiliates, the following provisions shall apply:

(a) If the Change in Control occurs on or after the last day of the Performance Period but before the Scheduled Vesting Date, the number of Units determined to have been earned as of the end of the Performance Period in accordance with Exhibit A shall be deemed to have vested as of the date of the Change in Control.

(b) If the Change in Control is not a Corporate Transaction and occurs prior to the last day of the Performance Period, a number of Units shall vest as of the date of the Change in Control. The number of Units that will vest shall be one-sixth of the Units if Change in Control occurs during the second year of the Performance Period or one-third of the Units if Change in Control occurs during the third year of the Performance Period.

(c) If the Change in Control is a Corporate Transaction and occurs prior to the last day of the Performance Period, a number of Units shall vest as of the date of the Change in Control which shall be equal to one-sixth of the Units if the Change in Control occurs during the second year of the Performance Period or one-third of the Units if the Change in Control occurs during the third year of the Performance Period.

10.	Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.	Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to transfer or pledge by you.

12.	Entire Agreement; Amendment; Severability. This Agreement and the Plan [and any Non-Competition Agreement and Confidentiality Agreement between you and the Company dated as of the Grant Date] embody the entire understanding of the parties regarding the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. Except as otherwise provided in Section 17.4 of the Plan, no change, alteration or modification of this Agreement may adversely affect in any material way your rights under this Agreement without your prior written consent. If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

13.	Certain References. References to you in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors or administrators, or to the person or persons to whom all or any portion of the Performance Restricted Shares may be transferred by will or the laws of descent and distribution, shall be deemed to include such person or persons.

14.	Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 2100 Highway 55, Medina, Minnesota 55340, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

15.	Coordination with Severance Agreement. If your employment with the Company and its Affiliates terminates prior to the Scheduled Vesting Date at a time when you are party to a Severance, Proprietary Information and Noncompetition Agreement (a “Severance Agreement”) with the Company, and if such termination of employment constitutes a Non-Change in Control Termination as the term is defined in the Severance Agreement, then you will be entitled to have vest on the Scheduled Vesting Date and thereafter be settled a pro rata portion of the Units that would otherwise have been determined to vest on the Scheduled Vesting Date in accordance with Exhibit A as if you had remained continuously employed by the Company and its Affiliates until the Scheduled Vesting Date. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to vest by a fraction whose numerator is the number of full calendar years during the Performance Period prior to your employment termination date and whose denominator is three. You acknowledge and agree that this Award has been provided in lieu of an award under the Company’s Long-Term Incentive Plan for the Performance Period, including for purposes of the Severance Agreement.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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